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Exhibit 99.1

Regal Entertainment Group Announces Pricing
of $190 Million Convertible Senior Notes

        Knoxville, Tennessee—March 5, 2008—Regal Entertainment Group (NYSE: RGC), today announced the pricing of its offering of $190 million aggregate principal amount of convertible senior notes due 2011 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The notes will bear interest at a rate of 6.25 percent per annum, will initially be convertible into Regal's Class A common stock at a conversion price of $23.03 per share and will rank on parity with all of our other existing and future senior indebtedness. The initial conversion price represents an 18% percent premium over the last reported sale price of Regal's Class A common stock on March 4, 2008, which was $19.52 per share.

        On or after December 15, 2010, the notes are convertible at any time before the maturity date. The notes are convertible prior to December 15, 2010 only if (1) during any calendar quarter after June 30, 2008 if the last reported sale price of Regal's Class A common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price, (2) during the five consecutive business-day period following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of notes was less than 95% of the product of the last reported sale price per share of Class A common stock and the conversion rate for each day of the ten trading-day measurement period, or (3) during specified periods if specified distributions to holders of our common stock are made or specified corporate transactions occur.

        Regal has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $20 million principal amount of the notes. The sale of the notes is expected to close on March 10, 2008.

        Regal estimates that the net proceeds from this offering will be approximately $184.2 million after deducting estimated discounts and expenses. Regal intends to use approximately $6.3 million of the net proceeds of the offering to pay the net cost of convertible note hedge and warrant transactions. Regal intends to use the remaining net proceeds from the offering for general corporate purposes, which Regal expects will include the repurchase of all or a portion of its outstanding 3 3/4% Convertible Senior Notes due 2008 (the "3 3/4% Notes") or the repayment of the principal amount of those notes at maturity. Regal may acquire the 3 3/4% Notes through open market purchases, privately negotiated transactions or conversions.

        In connection with the offering, Regal intends to enter into a convertible note hedge transaction with an affiliate of one of the initial purchasers (the "option counterparty"). Regal also intends to sell warrants to the option counterparty. The convertible note hedge transaction is intended to reduce potential dilution with respect to Regal's Class A common stock upon conversion of the notes. However, the warrant transaction could have a dilutive effect on Regal's earnings per share to the extent that the price of its Class A common stock exceeds the strike price of the warrants. The warrant transaction will be accounted for as an adjustment to shareholders' equity.

        Regal expects that holders of its 3 3/4% Notes from whom Regal may repurchase such notes (which holders may include one or more of the initial purchasers) may have outstanding short hedge positions in Regal's Class A common stock relating to the 3 3/4% Notes. Upon repurchase, Regal expects that such holders will unwind or offset those hedge positions by purchasing Class A common stock in secondary market transactions, including purchases in the open market, and/or entering into various derivative transactions with respect to the Class A common stock at the time of the pricing of the notes offered in the private placement. These activities could have the effect of increasing, or preventing a decline in, the price of the Class A common stock concurrently with or shortly after the pricing of the notes in the private placement offering.

        This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and the shares of common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward-looking Statements

        This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the risk factors contained in the Company's 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2008. All forward-looking statements are expressly qualified in their entirety by such factors.

# # #

Contact:

  Don De Laria
  Regal Entertainment Group
  Vice President—Investor Relations
  865-925-9685

  don.delaria@REGmovies.com

  or

  Dick Westerling
  Regal Entertainment Group
  Senior Vice President—Marketing
  865-925-9539

  dick.westerling@REGmovies.com

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  Exhibit 99.1
Regal Entertainment Group Announces Pricing of $190 Million Convertible Senior Notes